SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)1


                              CheckFree Corporation
_______________________________________________________________________________
                                (Name of Issuer)

                           Common Stock, par value $.01
_______________________________________________________________________________
                          (Title of Class of Securities)

                                  162812 10 1
_______________________________________________________________________________
                                 (CUSIP Number)














1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

                                       13G

CUSIP NO. 162812 10 1                                          Page 2 of 5 Pages




 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Tribune Company     IRS No. 36-1880355

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /

          N/A                                                            (b) / /

 3        SEC USE ONLY



 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5       SOLE VOTING POWER
              NUMBER OF                         N/A (less than 5% holder)
               SHARES
            BENEFICIALLY                6       SHARED VOTING POWER
              OWNED BY                          N/A (less than 5% holder)
                EACH
              REPORTING                 7       SOLE DISPOSITIVE POWER
               PERSON                           N/A (less than 5% holder)
                WITH
                                        8       SHARED DISPOSITIVE POWER
                                                N/A (less than 5% holder)

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A (less than 5% holder)

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /

          N/A

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          N/A (less than 5% holder)

12        TYPE OF REPORTING PERSON*

          CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 pages

Item 1(a).        Name of Issuer:

                  CheckFree Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  8275 North High Street, Columbus, Ohio  43235

Item 2(a).        Name of Person Filing:

                  Tribune Company

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  435 North Michigan Avenue, Chicago, Illinois  60611

Item 2(c).        Citizenship:

                  Delaware Corporation

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2(e).        CUSIP Number:

                  162812 10 1

Item 3.           N/A

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                            N/A (less than 5%)

                  (b)      Percent of class:

                           N/A (less than 5%)

                  (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote - N/A

                           (ii)  Shared power to vote or direct the vote - N/A

                           (iii) Sole power to dispose or to direct the
                                 disposition of - N/A

                           (iv) Shared power to dispose or to direct the disposition of - N/A





                                Page 3 of 5 pages

Item 5.           Ownership of Five Percent or Less of a Class.

                  As of the date hereof, Tribune Company owns less than 5% of the outstanding common stock, par value $.01 per share of CheckFree Corporation.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A

Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of Dissolution of Group.

                  N/A

Item 10.          Certification.

                  N/A



                                Page 4 of 5 pages

                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      June 19, 1997
                                             __________________________________
                                                          (Date)


                                                    /s/ Crane H. Kenney
                                             __________________________________
                                                        (Signature)

                                               Crane H. Kenney/Vice President,
                                                General Counsel and Secretary
                                             __________________________________
                                                        (Name/Title)











                                Page 5 of 5 pages